EXHIBIT 16.1








October 31, 1996




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read the statements made by Carrols Corporation (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report for the month of November, 1996. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,



COOPERS & LYBRAND LLP